Exhibit 99.1
N E W S   R E L E A S E

Contacts:	Robert P. Myron	Mark W. Haushill
	Chief Financial Officer	Chief Financial Officer
	Argo Group International	Argonaut Group, Inc.
	441-296-5858	441-296-5858
ARGO GROUP ANNOUNCES COMPLETION OF MERGER
PXRE Group and Argonaut Group earnings calls merged into single Argo Group call
     HAMILTON, Bermuda (Aug. 7, 2007) — Argo Group International Holdings, Ltd. (NasdaqGS: AGIID) announced today the completion of its merger between Argonaut Group, Inc. (formerly NasdaqGS: AGII) and a wholly owned subsidiary of PXRE Group, Ltd. (formerly NYSE: PXT). The combined entity will do business as Argo Group International Holdings, Ltd. (“Argo Group”) which becomes the Bermuda holding company for Argo Group’s existing insurance subsidiaries, Argonaut Group’s U.S. operations, and Peleus Reinsurance Ltd., Argo Group’s Bermuda-based platform. Argo Group common shares will trade on the NASDAQ Global Select Market under Argonaut Group’s former ticker symbol “AGII”. A fifth character “D” will be appended to the “AGII” symbol for the first 20 trading days to reflect the reverse share split undertaken in connection with the merger. Beginning on September 5, 2007, Argo Group will trade under its permanent four-letter ticker symbol of AGII.
Mark E. Watson III, president and chief executive officer of Argo Group, commenting on the completion of the merger, said, “Our collective goal from day one at the new Argo Group is to deliver enhanced shareholder value. We intend to accomplish that by building upon the successes realized individually by Argonaut Group and PXRE Group and utilizing our combined strength to deploy capital in selected areas to produce maximum return and continued growth. We are excited about Argo Group’s potential to be a leader in the international specialty insurance marketplace and believe the combination of resources this merger provided positions us well to achieve that end.”
Under the terms of the merger agreement, and after giving effect to a one for ten reverse share split of Argo Group common shares, holders of Argonaut Group common stock received 0.6484 common shares of Argo Group in exchange for each share of Argonaut Group common stock. The previously reported preliminary exchange ratio was adjusted pursuant to the terms of the merger agreement.
The Board of Directors of Argo Group consists of thirteen directors, nine of whom are former Argonaut Group directors (H. Berry Cash, Hector De Leon, Allan W. Fulkerson, David Hartoch, Frank Maresh, John R. Power, Jr., Fayez S. Sarofim, Mark E. Watson III and Gary V. Woods) and four of whom remain on the Board (F. Sedgwick Browne, Bradley E. Cooper, Mural R. Josephson and Philip R. McLoughlin). The Board has elected Gary V. Woods as its chairman.
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Argo Group International Holdings, Ltd.  110 Pitts Bay Road, Pembroke, HM 08 Bermuda  Phone 441.296.5858

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Argo Group Announces Completion of Merger

Following the merger, Mark E. Watson III was appointed the president and chief executive officer of Argo Group. Robert Myron will continue as the chief financial officer of Argo Group. Andrew Carrier will join Argo Group later this year as the president of Peleus Reinsurance Ltd. and Barbara Bufkin will move to the position of senior vice president, Corporate Business Development for Argo Group.
Continuing as officers of Argonaut Group’s U.S. operations will be Mark Watson as president and chief executive officer, Greg Vezzosi as chief operating officer, and Mark W. Haushill as chief financial officer.
Jeff Radke, PXRE Group’s former president and chief executive officer, will serve as a consultant to Argo Group.
Pre-transaction shares held in street name will be processed automatically. Shareholders of registered stock will be sent instructions explaining the procedures they need to follow to exchange their shares and receive payment for fractional shares.
Attached as an appendix to this news release is a preliminary unaudited pro forma condensed combined balance sheet at June 30, 2007 for Argo Group, presented as if the merger occurred on June 30, 2007.
CONFERENCE CALL
Argo Group will conduct a conference call starting at 9:00 a.m. EDT (8:00 a.m. CDT) today, Tuesday, August 7, 2007 to discuss the completed merger and to review 2007 second quarter and six-month financial results for Argonaut Group and PXRE Group. The Argo Group conference call will replace the previously scheduled separate calls announced by Argonaut Group and PXRE Group.
ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (NasdaqGS: AGIID) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in three primary segments: Excess and Surplus Lines, Select Markets, and International Specialty. Information on Argo Group and its subsidiaries is available at www.argolimited.com.
FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
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(financial table follows)
Argo Group International Holdings, Ltd. 110 Pitts Bay Road, Pembroke, HM 08 Bermuda Phone 441.296.5858

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Argo Group Announces Completion of Merger

Appendix I
Argo Group International Holdings, Ltd.
Preliminary Unaudited Pro Forma Condensed Combined Balance Sheet
(in millions, except per share amounts)

Assets
Investments and cash and cash equivalents	$3,657.5
Premiums receivable and other receivables	269.1
Reinsurance recoverables	624.8
Ceded unearned premiums and deferred acquisition costs, net	212.1
Goodwill	106.3
Other assets	135.6

Total assets	$5,005.4

Liabilities
Reserves for losses and loss adjustment expenses	$2,537.4
Unearned premiums	503.2
Subordinated debt	311.4
Note payable	57.1
Other liabilities	291.6

Total liabilities	3,700.7

Shareholders’ equity
Common shares	30.6
Additional paid-in capital	682.4
Accumulated other comprehensive income, net of taxes	32.6
Retained earnings	559.1

Total shareholders’ equity	1,304.7

Total liabilities and shareholders’ equity	$5,005.4

Shares outstanding (in thousands)	30,612
Book value per share	$42.62
     The preliminary unaudited pro forma condensed combined balance sheet has been prepared assuming that the merger occurred on June 30, 2007 and is accounted for under the purchase method of accounting (referred to as purchase accounting) with Argonaut Group as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of PXRE Group are adjusted to their fair value. The preliminary unaudited pro forma condensed combined balance sheet includes certain preliminary pro forma adjustments resulting from the allocation of the purchase price for the acquisition based on these fair values as well as other adjustments that would be applicable had the merger occurred on June 30, 2007. For purposes of this preliminary unaudited pro forma condensed combined balance sheet, consideration has also been given to the impact of conforming PXRE Group’s accounting policies to those of Argonaut Group. Additionally, certain amounts in the historical consolidated financial statements of PXRE Group have been reclassified to conform to the Argonaut Group financial statement presentation. The preliminary unaudited pro forma condensed combined balance sheet does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies or asset dispositions.
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Argo Group International Holdings, Ltd. 110 Pitts Bay Road, Pembroke, HM 08 Bermuda Phone 441.296.5858

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
Argo Group Announces Completion of Merger

     The preliminary estimated fair market value of assets received by Argonaut Group exceeded the consideration paid by Argonaut Group by $70.2 million. This amount represents negative goodwill, and is treated as an extraordinary gain upon closing of the merger and accordingly is reflected as an increase in retained earnings in the preliminary unaudited pro forma condensed combined balance sheet. Other adjustments were as follows:
•	Eliminate intercompany reinsurance receivables related to reserves for losses and loss adjustment expenses;

•	Reduce PXRE Group’s fixed asset balances to $0;

•	Eliminate PXRE Group’s unamortized subordinated debt issue costs;

•	Reduce PXRE Group’s equity investment in its Bermuda based headquarters to $0;

•	Record a liability for PXRE Group’s estimated merger related transaction costs;

•	Record a liability for Argonaut Group’s estimated merger related transaction costs;

•	Reverse dividends payable to PXRE Group preferred shareholders;

•	Record a liability for estimated restructuring charges. These costs may include severance payments, asset write-offs and other costs associated with the process of combining the companies.
     The net impact of the adjustments above was a decrease in the combined company’s June 30, 2007 shareholders’ equity of $31.6 million.
     After giving effect to a one for ten reverse share split of Argo Group common shares, the preliminary pro forma shares outstanding reflect an exchange ratio of 0.6484 PXRE Group common shares for each of the 34,583,066 shares of Argonaut Group common stock outstanding at June 30, 2007. PXRE Group convertible preferred shares will be converted to common shares at closing at a conversion price of $6.24 and this conversion price is used in the calculation of preliminary pro forma shares outstanding.
     The preliminary unaudited pro forma condensed combined balance sheet presented herein is not necessarily indicative of the combined financial position that would have resulted had the merger been completed at June 30, 2007, nor is it necessarily indicative of the future financial position of the combined company.
     The preliminary unaudited pro forma adjustments represent management’s estimates based on information available at this time. Actual adjustments to the combined balance sheet will differ, perhaps materially, from those reflected in this preliminary unaudited pro forma condensed combined balance sheet because the assets and liabilities of PXRE Group will be recorded at their respective fair values on the date the merger is consummated, and the preliminary assumptions used to estimate these fair values may change between now and the completion of the merger.
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Argo Group International Holdings, Ltd. 110 Pitts Bay Road, Pembroke, HM 08 Bermuda Phone 441.296.5858